Exhibit 10.1

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

dated as of November 23, 2004

between

MAX RE LTD.

and

ING BANK N.V., LONDON BRANCH

SCHEDULE 1.1	Concentration Limits

SCHEDULE 1.2	Borrowing Base Calculation

SCHEDULE 4.1	Jurisdictions

SCHEDULE 4.2	Litigation and Contingent Liabilities

SCHEDULE 4.7	Locations

SCHEDULE 4.9	Subsidiaries

SCHEDULE 4.10	Insurance Licenses

SCHEDULE 6.7	Liens

SCHEDULE 9.2	Addresses

EXHIBIT A	Form of Compliance Certificate

EXHIBIT B	Form of Borrowing Base Certificate

EXHIBIT C	Form of Security Agreement

EXHIBIT D	Form of Letter of Credit

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of November 23, 2004, is entered into by and between Max Re Ltd., a Bermuda company (the “Borrower”), and ING Bank N.V., London Branch (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower, has requested the Lender to issue a letter of credit to a member of the Lloyd’s syndicate for its 2005 year of account;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

ABS means any fixed-income instrument which is rated AAA/Aaa by S&P or Moody’s or the equivalent rating from another nationally recognized rating agency that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a holder of a receivable or other asset and any other rights or entitlements in respect of a pool of receivables or other assets or any money payable by obligors under those receivables or other assets (whether or not the money is payable to the holder of, or beneficial owner under, the instrument on the same terms and conditions as under the receivables or other assets) in relation to receivables or other assets; provided however, such receivables or assets shall be limited to automobile loans, credit card receivables and home equity loans and such other ABS assets as may be acceptable to the Lender.

Adjusted Fair Market Value means, with respect to any Eligible Investments, an amount equal to the product of the Fair Market Value of such Eligible Investments and the applicable percentage with respect to such Eligible Investment as set forth on Schedule 1.2.

Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be:

(a) “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(i) to vote 20% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person; or

(ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or

(b) “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator, or other personal representative of such Person.

Agreement means this Letter of Credit Reimbursement Agreement.

Annual Statement means, as to any Person, the annual financial statement of such Person as required to be filed with the Minister (or similar Governmental Authority) of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Attorney Costs means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

Authorized Officers means those officers of the Borrower whose signatures and incumbency shall have been certified to the Lender pursuant to Section 8.1(c).

Beneficiary means each Person for whose benefit the Letter of Credit has been issued hereunder.

Borrower is defined in the Preamble.

Borrowing Base means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Investments.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B with such changes therein as the Lender may request from time to time.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, London, or Hamilton, Bermuda are authorized or required by law to close.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Stock means, as to any Person, any and all shares, interests, partnership interest, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated).

Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

Cash shall mean Dollars held by the Borrower in the Custody Account.

Cash Equivalents means, at any time:

(a) Government Debt, maturing not more than one year after such time;

(b) commercial paper, maturing not more than one year from the date of issue, which is issued by

(i) a corporation (except an Affiliate of the Borrower) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii) the Lender (or its holding company);

(c) any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

(i) a financial institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, or

(ii) the Lender; or

(d) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) the Lender, or

(B) any other commercial banking institution of the stature referred to in clause (c)(i), and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Lender (or other commercial banking institution) thereunder;

(e) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) through (d); and

(f) investments in short-term asset management accounts offered by the Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrower) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent or the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 51% or more of the combined voting power of the Parent’s then outstanding securities other than Moore Holdings and Capital Z Partners, (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination by the stockholders of Parent was approved by a vote of the directors of the Parent then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office; or (d) the Parent ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in the Borrower entitled to vote upon general matters submitted to shareholders including election of the board of directors.

Code means the Internal Revenue Code of 1986, as amended and any successor statute of similar import, together with the regulations thereunder, as amended, reformed or otherwise modified and in effect from time to time. References to sections of the Code shall be construed to also refer to successor sections.

Collateral means all property and assets that are from time to time subject to the Security Agreement.

Commitment means the commitment of the Lender to issue the Letter of Credit for the account of the Borrower pursuant to Section 2.1.

Commitment Termination Date means the earliest to occur of (a) December 24, 2004 or (b) the date on which any Commitment Termination Event occurs.

Commitment Termination Event means (a) the occurrence of a Default described in Section 7.1(e) or (b) the occurrence and continuance of any other Event of Default and either (i) the Obligations are declared to be due and payable pursuant to Section 7.2, or (ii) in the absence of such declaration, the Lender gives notice to the Borrower that the Commitment has been terminated.

Compliance Certificate means a certificate substantially in the form of Exhibit A but with such changes as the Lender may from time to time request for purposes of monitoring the Borrower’s compliance herewith.

Concentration Limits means the limitations on issuers and other investment parameters set forth on Schedule 1.1.

Contingent Liability means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of the Borrower and its Subsidiaries under Reinsurance Agreements and Primary Policies which are entered into in the ordinary course of business shall not be deemed to be Contingent Liabilities for the purposes of this Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

Control Agreement means an Account Control Agreement substantially in the form of Schedule I to the Security Agreement or such other form as may be acceptable to the Lender entered into among Mellon Bank N.A., the Lender and the Borrower.

Corporate/Municipal Securities means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

Credit Documents means this Agreement, the LC Application, the Security Agreement and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower in connection with any of the foregoing.

Credit Extension means the issuance of the Letter of Credit.

Currency Due is defined in Section 9.15.

Custody Account means account no. MRLF 0121142 at Mellon Bank N.A. as to which Mellon Bank N.A. and the Lender have entered into the Control Agreement.

Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) all net Hedging Obligations of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or, (y) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Lender, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (x) above) or (z) any obligations of such Person under any Reinsurance Agreement or Primary Policy.

Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

Dollar(s) and the sign “$” means lawful money of the United States of America.

Drawing Request is defined in Section 2.2.

Drawing Request Date is defined in Section 2.2.

Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 shall be met.

Eligible Investments means Cash, Cash Equivalents, MBS Investments, ABSs, Corporate/Municipal Securities, Government Securities and G7 Securities which (a) have the required rating as set forth on Schedule 1.2, (b) are capable of being marked to market on a daily basis and (c) are held in the Custody Account.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

Event of Default means any of the events described in Section 7.1.

Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer or a senior vice president who performs similar functions.

Fair Market Value shall mean (a) with respect to any publicly-traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash and Cash Equivalents, the amounts thereof, (c) with respect to the MDS Shares, on any date of calculation, the amount that would be received with respect thereto if the entire amount of the applicable capital or other similar account relating thereto were withdrawn on such date (regardless of whether a contractual right exists to make any withdrawal on such date) and (d) with respect to any Investment (other than those set forth in clauses (a), (b) and (c)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Lender or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by the Borrower to which the Lender does not reasonably object).

Final Maturity Date means the earliest date on which (a) the Letter of Credit has expired or been terminated and (b) the Letter of Credit has been fully drawn.

Fiscal Quarter means any quarter of a Fiscal Year.

Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

G7 Government Securities means any evidence of Debt, maturing not more than five years after such time, issued or guaranteed by any country which is a member of the G7 other than the United States.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Government Debt means evidence of Debt issued or guaranteed by the United States Government or any agency thereof.

Hedging Obligations means, with respect to any Person, (a) the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates and (b) Total Return Equity Swaps.

Indemnified Liabilities is defined in Section 9.5.

Indemnified Person is defined in Section 9.5.

Information is defined in Section 9.8.

Insurance Code means, with respect to the Borrower and its Subsidiaries, the insurance regulation of such Person’s domicile and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Insurance Code shall be construed to also refer to successor sections.

Insurance Policies means policies purchased from insurance companies by the Borrower or any of its Subsidiaries for its own account to insure against its own liability and property loss (including, without limitation, casualty, liability and workers’ compensation insurance).

Investment means, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include without limitation Cash and Cash Equivalents.

Investment Grade Assets means Cash Equivalents, Government Debt, MBS Investments, ABSs, Corporate/Municipal Securities and G7 Securities which are rated at least BBB- by S&P or Baa3 by Moody’s.

IRS means the U.S. Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

January 7, 2002 Letter Agreement means the January 7, 2002 Letter Agreement whereby the Lender consented to the pledge of collateral and limited guaranty by MDS of the referenced letter of credit facility.

Judgment Currency is defined in Section 9.15.

LC Application means an application form for issuances of the letter of credit as shall at any time be in use by the Lender.

LC Collateral Account is defined in Section 7.3.

LC Obligations means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount of the Letter of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations with respect to the Letter of Credit.

LC Related Documents means the Letter of Credit, the LC Application and any other document relating to the Letter of Credit, including any of the Lender’s standard form documents for Letter of Credit issuances.

Lender is defined in the Preamble.

Lender-Related Persons means the Lender, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

Lender’s Payment Office means the address for payments set forth on Schedule 9.2 in relation to the Lender, or such other address as the Lender may from time to time specify.

Letter of Credit means the standby letter of credit substantially in the form of Exhibit D issued pursuant to Section 2.1.

LIBOR means the rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of British Bankers Association LIBOR as designated by the Lender from time to time) for deposits in Dollars (for delivery on such day) with a term equal to 30 days, determined as of approximately 11:00 a.m. (London time) on such Business Day.

License(s) is defined in Section 4.10.

Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Margin Stock means “margin stock” as such term is defined in Regulation U or X of the FRB.

Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

(a) the assets, business, financial condition, operation or prospects of the Borrower; or

(b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Credit Documents; or

(c) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document that by its terms purports to bind the Borrower.

MBS (Agency Pass-Throughs) means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

MBS (Agency CMOs) means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MBS Investments means MBS (Agency CMOs) and MBS (Non-Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. To the extent MBS Investments included within Eligible Investments violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the Borrowing Base.

MBS (Non-Agency CMOs) means collateralized commercial mortgage obligations or commercial real estate mortgage investment conduit pass through securities, not issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MDS means Max Re Diversified Strategies Ltd.

MDS Shares means common shares of MDS so long as (a) MDS is an investment vehicle which is not required to be registered as an investment company under the Investment Company Act of 1940, (b) MDS permits equity withdrawals not less frequently than quarterly, (c) MDS has Moore Capital Management LLC or one of its wholly-owned Subsidiaries as either its manager or investment advisor, (d) the Borrower possesses directly or indirectly, (x) power to vote the securities having at the time of any determination hereunder more than 51% of the voting power for the election of directors of MDS and (y) power to direct or cause the direction of the management and policies of MDS whether by contract or otherwise, and (e) not less than 85% of MDS’ investments are capable of being marked to market daily.

Minister means the Minister of Finance of Bermuda or similar Governmental Authority in the applicable jurisdiction.

Moody’s means Moody’s Investors Service, Inc.

Net Worth means, for any Person, shareholders equity calculated in accordance with GAAP.

Obligations means all obligations and liabilities of the Borrower to the Lender howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for Reimbursement Obligations, interest, fees, expenses, claims, indemnities or otherwise, under or in connection with this Agreement, or any other Credit Document.

Ordinary Course Litigation is defined in Section 4.2.

Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

Parent means MaxRe Capital Ltd., a Bermuda company (f/k/a Maximus Capital Holdings, Ltd.).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

Permitted Guarantees means (a) guarantees by the Borrower or any of its Subsidiaries of the obligations of another Subsidiary under Reinsurance Agreements and Primary Policies issued by such Subsidiary, (b) the guarantee listed on Schedule 4.2 and (c) agreements by the Borrower in favor of a Subsidiary to maintain the capital of such Subsidiary at 150% of the required regulatory level.

Person means any natural person, corporation, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

Plan means any “employee pension benefit plan” or “employee welfare benefit plan” as such terms are defined in ERISA, and as to which the Borrower has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

Primary Policies means any insurance policies issued by the Borrower or any of its Subsidiaries.

Purchase Money Debt means and includes (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof outstanding at such time, but excluding, for purposes of this definition, any such Debt constituting a Capitalized Lease.

Purchase Money Lien means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

Reimbursement Obligation means the obligation of the Borrower under Section 2.3 to reimburse the Lender for amounts paid by the Lender in respect of each drawing under any of the Letter of Credit.

Reinsurance Agreements means any agreement, contract, treaty, certificate or other arrangement whereby the Borrower or any of its Subsidiaries agrees to assume from or reinsure another insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

Requirement of Law for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

SAP means the statutory accounting practices prescribed or permitted by the Minister (or other similar Governmental Authority) in the Borrower’s or such Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as the Borrower or such Subsidiary as the case may be.

Security Agreement means a Security Agreement substantially in the form of Exhibit C between the Borrower and the Lender, as such Security Agreement may be amended, modified or supplemented from time to time.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary means a corporation of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares as have at the time of any determination hereunder more than 50% of the ordinary voting power. Unless otherwise specified, “Subsidiary” shall mean a Subsidiary of the Borrower.

Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized or maintains a lending office.

Total Return Equity Swap shall mean any total return equity swap entered into by the Borrower in connection with the common shares of MDS.

Unencumbered Asset Reserve Requirement is defined in Section 6.2.

Unencumbered Assets means Investment Grade Assets of the Borrower and MDS Shares which are not subject to any Liens.

SECTION 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g) This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Lender and the Borrower, and are the products of all parties. Accordingly, they shall not be construed against the Lender merely because of the Lender’s involvement in their preparation.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer of such Person) or which should have been known by such Person after reasonable inquiry.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENT

SECTION 2.1 Letter of Credit Commitment.

(a) Upon and subject to the terms and conditions hereof, the Lender hereby agrees to issue the Letter of Credit at the request of and for the account of the Borrower before the Commitment Termination Date within one Business Day of receipt of an LC Application, provided that the Lender shall not be obligated to issue the Letter of Credit if as of the date of issuance of the Letter of Credit (i) the LC Obligations outstanding shall exceed the lesser of (x) $20,000,000 and (y) the Borrowing Base or (ii) the conditions in Section 2.1(b) are not met.

(b) The Lender shall not be under any obligation to issue the Letter of Credit if:

(i) such issuance would be prohibited under Section 3.2;

(ii) one or more of the applicable conditions contained in Section 8.2 is not then satisfied;

(iii) the Letter of Credit is denominated in a currency other than Dollars; or

(iv) a Default or Event of Default has occurred and is continuing.

(c) The Letter of Credit and the Reimbursement Obligations with respect thereto shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive (absent manifest error) as to the amount of the Reimbursement Obligations made to the Borrower and the Letter of Credit issued for the account of the Borrower, and the amounts of principal, interest and fees owing hereunder. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any Reimbursement Obligation or the Letter of Credit.

(d) The Lender may, at its election, deliver any notices of termination or other communications to the Beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of the Letter of Credit to be a date not later than September 30, 2009.

(e) This Agreement shall control in the event of any conflict with any LC Related Document (other than the Letter of Credit).

SECTION 2.2 Drawings. Upon receipt by the Lender of a request for a drawing with respect to the Letter of Credit which is in form and substance reasonably satisfactory to the Lender (a “Drawing Request”), if such Drawing Request is received prior to 10:00 a.m. (London time) on any Business Day, such Business Day shall be the “Drawing Request Date” and if such Drawing Request is received after 10:00 a.m. (London time) on any Business Day, the following Business Day shall be the “Drawing Request Date.” Upon receiving a Drawing Request, the Lender shall promptly notify the Borrower of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, the Borrower shall promptly reimburse the Lender for the amount of such drawing by delivering to the Lender in immediately available funds the amount of the Drawing Request. Nothing herein stated shall be deemed a waiver by the Lender of the obligation of the Borrower to make such prompt reimbursement. To the extent that funds are received by the Lender prior to 3:00 p.m. (London time) on the first Business Day after the Drawing Request Date, the Lender shall promptly make an equivalent amount available to the Beneficiary of the related Letter of Credit on such first Business Day after the Drawing Request Date and shall reimburse itself for such amount with the funds provided by the Borrower.

SECTION 2.3 Repayment of Reimbursement Obligations. The Borrower hereby unconditionally and irrevocably agrees to reimburse the Lender for each payment or disbursement made by the Lender under the Letter of Credit honoring any demand for payment made by the Beneficiary thereunder, in each case on the date that such payment or disbursement is made.

SECTION 2.4 Role of the Lender. The Borrower agrees that, in paying any drawing under the Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft and certificate expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document; provided that the Lender shall exercise that standard of care customarily exercised by it in the review and processing of drawings under letters of credit issued by it.

(a) No Lender-Related Person nor any of their respective correspondents shall be liable to the Borrower for: (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any LC Related Document.

(b) The Borrower hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of the Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. Neither any Lender-Related Person nor any of their respective correspondents shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.5; provided that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Lender, and the Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower, in a final judgment of a court of competent jurisdiction, proves were caused primarily by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under the Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

SECTION 2.5 Obligations Absolute. The obligations of the Borrower under this Agreement and any LC Related Document to reimburse the Lender for a drawing under the Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any LC Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any Beneficiary or any transferee of the Letter of Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the LC Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit;

(v) any payment by the Lender under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; or any payment made by the Lender under the Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of the Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.6 Applicability of ISP98. Unless otherwise agreed by the Lender and the Borrower when the Letter of Credit is issued and subject to applicable laws, the rules of the “International Standby Practices 1998” (ISP98) or such later revision as may be published by the International Chamber of Commerce shall apply to the Letter of Credit.

SECTION 2.7 Interest. (a) Reimbursement Obligations shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal amount thereof from the date the Reimbursement Obligation arises at a rate per annum equal to LIBOR plus 2.5% and shall be immediately due and payable.

(b) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.

SECTION 2.8 Payments by the Borrower.

(a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Lender at the Lender’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 1:00 p.m. (New York time) on the date specified herein. Any payment received by the Lender later than 1:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

SECTION 2.9 Warranty. The delivery of the LC Application shall automatically constitute a warranty by the Borrower to the Lender to the effect that on the date of such requested Credit Extension the conditions of Section 8.2 have been satisfied.

SECTION 2.10 Collateral Matters.

(a) The Borrower shall cause the Borrowing Base to be equal to or greater than the LC Obligations. If on any day the LC Obligations exceed the Borrowing Base on such day, the Borrower shall immediately deposit into the Custody Account Eligible Investments or reduce the LC Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess. Failure to do so within two (2) Business Days shall constitute an immediate and automatic Event of Default. Notwithstanding the monthly reporting obligation set forth in Section 5.1(d), the covenant contained herein shall be tested at all times.

(b) (i) The Borrower shall not, and shall not permit any investment manager appointed by the Borrower to manage the Custody Account to, substitute (but may trade pursuant to subsection (ii) below) Collateral in or withdraw Collateral from the Custody Account without the prior written consent of the Lender.

(ii) Notwithstanding the foregoing, provided no Event of Default or Default under Section 2.10(a) has occurred and is continuing or would result therefrom (x) the Borrower may withdraw all interest and regular cash dividends deposited in the Custody Account, (y) the Borrower may trade Collateral held in the Custody Account provided that the proceeds of such trade or Eligible Investments purchased with such proceeds are deposited into the Custody Account on the same day and (z) in the event the Borrowing Base exceeds the LC Obligations (the “Excess Collateral Amount”), upon request of the Borrower, the Lender will consent to the withdrawal by the Borrower of Eligible Investments having a Fair Market Value not exceeding the Excess Collateral Amount.

(c) The Borrower shall take such action and give such instructions to Mellon Bank, N.A. so as are necessary to authorize the Lender to access information regarding the Custody Account and the Collateral therein on a daily basis.

SECTION 2.11 Letter of Credit Fees.

(a) The Borrower shall pay to the Lender a letter of credit fee for the Letter of Credit in an amount per annum of the average maximum stated amount of the Letter of Credit during such period (less any Reimbursement Obligation with respect thereto) equal to (x) 0.375% per annum. Such letter of credit fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on December 31, 2004 through the Final Maturity Date with the final payment to be made on the Final Maturity Date.

(b) In addition, the Borrower agrees to pay to the Lender such fees and expenses as the Lender customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

SECTION 2.12 Computation of Fees and Interest.

(a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Lender shall be conclusive and binding on the Borrower in the absence of manifest error.

(c) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lender, and in such event the Borrower shall pay the Lender interest at the highest rate permitted by applicable law.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a) Any and all payments by the Borrower to the Lender under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for any Taxes except as required by law. In addition, the Borrower shall pay all Other Taxes.

(b) The Borrower agrees to indemnify and hold harmless the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lender and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender makes written demand therefor.

(c) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lender provided that the Lender has provided the forms required in Section 3.5, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrower shall make such deductions and withholdings;

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Borrower shall also pay, without duplication, the Lender, at the time interest is paid, all additional amounts which the Lender specifies as reasonably necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish the Lender the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender.

(e) If the Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrower pursuant to this Section 3.1, which in the good faith judgment of the Lender is allocable to such payment, it shall promptly pay such refund to the Borrower, net of all out-of-pocket expenses of the Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the applicable Person if it receives notice from the Lender that the Lender is required to repay such refund. Nothing contained herein shall require the Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower.

SECTION 3.2 Illegality. If the Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make any Credit Extensions, then, on notice thereof by the Lender to the Borrower, the obligation of the Lender to make Credit Extensions shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.

SECTION 3.3 Increased Costs and Reduction of Return.

(a) If the Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance by the Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining the Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Lender), pay to the Lender, additional amounts as are sufficient to compensate the Lender for such increased costs; provided that, to the extent such increased costs are not specifically related to the Obligations, the Lender is charging such amounts to its customers on a non-discriminatory basis, provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Lender more than 90 days prior to the date of such request.

(b) If the Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its lending office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy and the Lender’s desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of its Commitment, Credit Extensions, or obligations under this Agreement, then, upon demand of the Lender to the Borrower, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; provided that to the extent such increased costs are not specifically related to the Obligations, the Lender is charging such amounts to its customers on a non-discriminatory basis, provided further that the Borrower shall not be obligated to pay any additional amounts which were incurred by the Lender more than 90 days prior to the date of such request.

SECTION 3.4 Certificates of Lender. If claiming reimbursement or compensation under this Article III, the Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

SECTION 3.5 Tax Form. Lender agrees to furnish to the Borrower on or before the first scheduled payment date, a United States Internal Revenue Service Form W8BEN (or successor form) properly completed and executed.

SECTION 3.6 Survival. The agreements and obligations of the Borrower in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to the Lender that:

SECTION 4.1 Due Organization, Authorization, etc. The Borrower and each of its Subsidiaries (a) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, which jurisdictions are set forth with respect to the Borrower and each of its Subsidiaries on Schedule 4.1 as revised from time to time by the Borrower pursuant to Section 5.1(m), (c) has the requisite company power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). The Borrower has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien (other than pursuant to the Credit Documents) or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower. This Agreement and each of the Credit Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

SECTION 4.2 Litigation and Contingent Liabilities. Except (a) as set forth (including estimates of the dollar amounts involved) in Schedule 4.2 hereto, (b) for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, (c) for claims which relate to Reinsurance Agreements or Primary Policies issued by the Borrower or its Subsidiaries which involve a potential liability which does not exceed 10% of the Borrower’s Net Worth, and (d) for claims which related to Reinsurance Agreements or Primary Policies to which it is a party entered into by the Borrower or its Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby. Other than any liability incident to such claims, litigation or proceedings, the Borrower and its Subsidiaries have no material Contingent Liabilities other than Permitted Guarantees.

SECTION 4.3 Employee Benefit Plans. The Borrower has no Plans.

SECTION 4.4 Regulated Entities. Neither the Parent nor the Borrower is an “investment company” or a company “controlled by an investment company,” for the purpose of the Investment Company Act of 1940, as amended. The Borrower is not engaged in the “investment business” as defined in The Investment Business Act of 2003 of Bermuda. The Borrower is not subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, any public utilities code, or any other Requirement of Law limiting its ability to incur Debt.

SECTION 4.5 Regulations U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the Borrower, any Affiliate or any Person acting on its behalf has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations U or X of the FRB.

SECTION 4.6 Proceeds. The Letter of Credit issued hereunder will be used solely to secure the Borrower’s obligations under Reinsurance Agreements and Primary Policies. None of the proceeds of the Letter of Credit will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock as defined in Regulation U of the FRB.

SECTION 4.7 Business Locations. Schedule 4.7 as revised from time to time by the Borrower pursuant to Section 5.1(m) lists each of the locations where the Borrower and its Subsidiaries maintain an office, a place of business.

SECTION 4.8 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or the Parent to the Lender for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or the Parent to the Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading under the circumstances in which given.

SECTION 4.9 Subsidiaries. The Borrower has no Subsidiaries other than those specified on Schedule 4.9.

SECTION 4.10 Insurance Licenses. Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) lists all of the jurisdictions in which the Borrower and its Subsidiaries hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”). Except as set forth on Schedule 4.10, to the best of the Borrower’s knowledge, no such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and no such suspension or revocation is threatened by a Governmental Authority. Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) indicates the line or lines of insurance which the Borrower and its Subsidiaries is permitted to be engaged in with respect to each License therein listed. Neither the Borrower nor any of its Subsidiaries transact any insurance business, directly or indirectly, in any jurisdiction other than those enumerated on Schedule 4.10 as revised from time to time by the Borrower pursuant to Section 5.1(m) hereto, where such business requires that the Borrower or any of its Subsidiaries obtain any license, permit, governmental approval, consent or other authorization.

SECTION 4.11 Taxes. The Borrower and its Subsidiaries have filed by the required filing date all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. On the Effective Date there is no ongoing audit by a taxing authority or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower and there is no unresolved claim by a taxing authority concerning the Borrower’s tax liability, for any period for which returns have been filed or were due. As used in this Section 4.11, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

SECTION 4.12 Securities Laws. Neither the Borrower nor any Affiliate, nor to the Borrower’s knowledge anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Credit Extensions or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would cause the issuance or sale of the Credit Extensions to be required to be registered under the Securities Act of 1933, as amended.

SECTION 4.13 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, where the effect of such violation could reasonably be expected to have a Material Adverse Effect on the Borrower and, to the best of the Borrower’s knowledge, no such violation has been alleged and the Borrower and each of its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 Financial Condition. The audited consolidated financial statements of the Borrower as at December 31, 2003 and the unaudited consolidated financial statements of the Borrower as at June 30, 2004, copies of which have been delivered to the Lender, are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the consolidated financial condition of the Borrower and its Subsidiaries at such date and the result of its operations for the periods then ended.

SECTION 4.15 Insurance Act. The Borrower has not received any direction or other notification by the Minister pursuant to Section 32 of Insurance Act, 1978 of Bermuda.

SECTION 4.16 First Priority Security Interest. The Lender has a first priority perfected security interest in the Collateral pledged by the Borrower pursuant to the Security Agreement.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full, and until the Final Maturity Date, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Lender:

(a) GAAP Financial Statements:

(i) Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year (A) of the Borrower, a copy of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended and (B) of the Parent, a copy of the unaudited consolidated and consolidating balance sheets of the Parent, as of the close of such quarter and the related consolidated and consolidating statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Parent that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Parent as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 90 days after the close of each Fiscal Year (A) of the Borrower, a copy of the annual audited consolidated financial statements of the Borrower and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Lender that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Borrower and its Subsidiaries as at the end of such year and for the period then ended and (B) of the Parent, a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Lender that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Parent as at the end of such year and for the period then ended.

(b) Tax Returns. If requested by the Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Borrower and its Subsidiaries.

(c) SAP Financial Statements. Within 5 days after the date filed with the Minister for each of its Fiscal Years, but in any event within 120 days after the end of each Fiscal Year of the Borrower a copy of the Annual Statement of the Borrower and each of its Subsidiaries for such Fiscal Year prepared in accordance with SAP and accompanied by the certification of an Executive Officer of the Borrower that such financial statement is complete and correct and presents fairly in accordance with SAP the financial position of the Borrower or such Subsidiary for the period then ended.

(d) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 20 days after the end of each calendar month of each Fiscal Year, (i) a report listing each of the Borrower’s Eligible Investments, (ii) a report listing each of Borrower’s Unencumbered Assets and calculating the Unencumbered Asset Reserve Requirement and (iii) a Borrowing Base Certificate executed by an Executive Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 5.1(d), each Eligible Investment and MDS Shares shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

(e) Projections. As soon as available, but not later than March 31 of each year, commencing with the year 2005, a three-year projection of the Borrower’s results covering the then-current Fiscal Year and each of the next two Fiscal Years.

(f) Reports to Shareholders. Promptly upon the filing or making thereof copies of (i) all financial statements and reports that the Parent or the Borrower sends to its shareholders or its other holders of Debt; (ii) copies of all financial statements and regular, periodic or special reports that the Parent or the Borrower may make to, or file with, any Government Authority.

(g) Additional Borrowing Base Certificates. Promptly, at the request of the Lender, a Borrowing Base Certificate for any given Business Day executed by an Executive Officer of the Borrower.

(h) Notice of Default, etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(i) Other Information. The following certificates and other information related to the Borrower:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to the Borrower or any of its Subsidiaries relating to the insurance business of the Borrower or such Subsidiary (when, and if, prepared); provided, the Borrower shall only be required to deliver any interim report hereunder at such time as Borrower has knowledge that a final report will not be issued and delivered to the Lender within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by the Borrower or any of its Subsidiaries not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between the Borrower or any of its Subsidiaries and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material License of the Borrower or any of its Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying the Borrower or any of its Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits the Borrower or any of its Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower or any of its Subsidiaries to conduct its business.

(iv) Within five (5) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any of its Subsidiaries.

(v) Promptly, notice of any actual or, to the best of the Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of the Borrower.

(vi) Promptly, such additional financial and other information as the Lender may from time to time reasonably request.

(j) Compliance Certificates. Concurrently with the delivery to the Lender of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrower, and at any other time no later than ten (10) Business Days following a written request of the Lender, a duly completed Compliance Certificate, signed by the chief financial officer, treasurer or senior vice president of the Borrower.

(k) Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of , or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy issued by the Borrower or any of its Subsidiaries involving unreserved claims in excess of 10% of the Borrower’s Net Worth, (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(l) Insurance Reports. Within five (5) Business Days of receipt of such notice by the Borrower, written notice of any cancellation or material adverse change in any material Insurance Policy carried by the Borrower.

(m) Updated Schedules. From time to time, and in any event concurrently with delivery of the financial statements under Section 5.1(a)(i) and (ii), revised Schedules 4.1, 4.7, and 4.10, if applicable, showing changes from the Schedules previously delivered.

(n) Other Information. From time to time such other information concerning the Borrower as the Lender may reasonably request.

SECTION 5.2 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Borrower and each of its Subsidiaries, (b) be, and ensure that the Borrower and each of its Subsidiaries is, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect, and (c) do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s corporate existence.

SECTION 5.3 Books, Records and Inspections. Maintain, and cause its Subsidiaries to maintain materially complete and accurate books and records in accordance with GAAP and SAP, (b) permit access at reasonable times by the Lender to its books and records, (c) permit the Lender or its designated representative to inspect at reasonable times its properties and operations, and (d) permit the Lender to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 5.4 Insurance. Maintain Insurance Policies to such extent and against such hazards and liabilities as is required by law.

SECTION 5.5 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Compliance with Laws. Comply, and cause each Subsidiary to comply (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of the Borrower and its Subsidiaries), and (b) with all Contractual Obligations binding upon it, except where failure to so comply would not in the aggregate have a Material Adverse Effect on the Borrower.

SECTION 5.7 Maintenance of Permits. Maintain, and cause each Subsidiary to maintain, all permits, licenses and consents as may be required for the conduct of its business by any federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Conduct of Business. Engage, and cause each Subsidiary to engage, primarily in the same business or businesses described in the Borrower’s 2003 Annual Report.

SECTION 5.9 Use of Letter of Credit. The Borrower shall request the Letter of Credit only to support its obligations under Reinsurance Agreements and Primary Policies.

SECTION 5.10 Further Assurances. Promptly upon the request of the Lender, the Borrower shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Lender may reasonably request from time to time in order to insure that the obligations of the Borrower hereunder are secured by a first priority perfected interest in the assets of the Borrower stated to be pledged pursuant to the Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security Agreement and the Liens intended to be created thereby.

ARTICLE VI.

NEGATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full and until the Final Maturity Date, the Borrower agrees that, unless at any time the Lender shall otherwise expressly consent in writing, it will:

SECTION 6.1 Net Worth. Not permit the Net Worth of (a) the Borrower to be less than $635,000,000 and (b) the Parent to be less than $645,000,000.

SECTION 6.2 Unencumbered Reserve Requirement. Not permit the Fair Market Value of the Unencumbered Assets to be less than $60,000,000; provided, however that in calculating the Fair Market Value of Unencumbered Assets, no more than 50% of the Fair Market Value of Unencumbered Assets shall be attributable to MDS Shares.

SECTION 6.3 Debt. Not, and not permit any Subsidiary to, incur any Debt other than (a) Debt under this Agreement; (b) Purchase Money Debt provided the aggregate principal amount outstanding at any time does not exceed $500,000; (c) Debt pursuant to Capitalized Leases provided such Leases do not cover any property other than property acquired in connection therewith and the aggregate principal amount of all such Debt outstanding at any time does not exceed $1,500,000; (d) Hedging Obligations entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation; (e) Debt for standby letters of credit which have been, or may be from time to time in the future, issued to insurance or reinsurance cedents in the ordinary course of business; (f) Debt in connection with Total Return Equity Swaps provided the proceeds of such Debt is invested in assets of the type described in the definition of Eligible Investments; (g) Debt in connection with Permitted Guarantees; and (h) Debt not included in paragraphs (a) through (g) which does not exceed at any time; in the aggregate, $1,000,000.

SECTION 6.4 Mergers, Consolidations and Sales. Not, and not permit any Subsidiary to, (a) merge or consolidate, (b) purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person provided that the Borrower may make any such purchase or acquisition provided (i) no Default or Event of Default has occurred and is continuing or would result from such purchase or acquisition, (ii) the Borrower provides the Lender with a pro forma Compliance Certificate giving effect to such purchase or acquisition and (iii) the aggregate purchase price of all such purchases and acquisitions after the date hereof does not exceed $75,000,000, or (c) sell, transfer, convey or lease all or any substantial part of its assets, other than (i) any sale, transfer, conveyance or lease in the ordinary course of business, (ii) any sale or assignment of receivables, (iii) any sale, transfer, conveyance or lease not in the ordinary course of business provided the aggregate fair market value of all such sales, transfers, conveyances or leases after the date hereof does not exceed $75,000,000 and (iv) Total Return Equity Swaps permitted under Section 6.3(f).

SECTION 6.5 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates other than that described in the January 7, 2002 Letter Agreement and Permitted Guarantees unless such arrangement, transaction or contract is on an arm’s length basis.

SECTION 6.7 Liens. Not create or permit to exist, nor allow any of its Subsidiaries to create or permit to exist, any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of such Person; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (iv) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (v) Liens listed on Schedule 6.7 in effect on the date hereof; (vi) attachments, judgments and other similar Liens for sums not exceeding $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (vii) attachments, judgments and other similar Liens for sums of $5,000,000 or more (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (viii) Liens on cash and Investments (other than Collateral) pursuant to trusts or other security arrangements in connection with Reinsurance Agreements or Primary Policies and Liens securing Debt permitted under Section 6.3(e); (ix) Liens in connection with Debt permitted under Section 6.3(f); (x) Liens in favor of the Lender; (xi) Purchase Money Liens securing Purchase Money Debt permitted under Section 6.3(b); (xii) any interest or title of a lessor in assets subject to any Capitalized Lease or operating lease which is permitted under this Agreement; and (xiii) Liens not permitted by any other clause of this Section 6.7 securing Debt in an aggregate amount not to exceed $250,000, provided any Liens granted (other than Liens pursuant to Section 6.7(x)) do not extend to any Collateral and after giving effect to all Liens under clauses (viii) through (xiii), there are Unencumbered Assets sufficient to ensure compliance with Section 6.2.

SECTION 6.8 Restrictions On Negative Pledge Agreements. Not create, incur or assume any agreement to which it is a signatory, other than this Agreement which places any restrictions upon the right of the Borrower to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired (other than with respect to property secured by Liens permitted under Section 6.7) except for such restrictions imposed under this Agreement or by federal or state laws upon the right of the Borrower to sell, pledge or otherwise dispose of securities owned by it.

SECTION 6.9 Dividends, Etc. Not (a) declare or pay any dividends on any of its Capital Stock, (b) purchase or redeem any Capital Stock of the Parent, the Borrower or any of its Subsidiaries or any warrants, options or other rights in respect of such stock, or (c) set aside funds for any of the foregoing, except that the Borrower may declare or pay dividends on any of its Capital Stock provided no Default or Event of Default has occurred and is continuing on the date of or would result from such declaration or payment.

SECTION 6.10 Eligible Investments. The Borrower shall not permit:

(a) the minimum weighted average credit quality rating of the Eligible Investments to be less than AA/Aa2 or the equivalent; or

(b) the Eligible Investments to exceed the Concentration Limits;

provided, however, that the Borrower shall not be in violation of this Section 6.10 if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Investments (as opposed to a change in the makeup of such Eligible Investments) unless such deficiency exists for thirty days.

ARTICLE VII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Reimbursement Obligations. Default in the payment when due of any Reimbursement Obligation.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of fees or of any other amount payable hereunder or under the Credit Documents.

(c) Non-Payment of Other Debt. (i) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, the Borrower if the aggregate amount of Debt of the Borrower which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $5,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, the Borrower if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $5,000,000 or more in the aggregate or to permit the holder or holders of such Debt of $5,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, the Borrower with respect to any material purchase or lease obligation of $5,000,000 or more (unless the existence of any such default is being contested by the Borrower in good faith and by appropriate proceedings and the Borrower has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc. (i) The Parent or the Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any of such Persons any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any of such Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Financial Statements. Failure by the Borrower to comply with its covenants set forth in Section 5.1 and continuance of such failure for five Business Days after notice thereof from the Lender.

(g) Specific Defaults. Failure by the Borrower to comply with its covenants set forth in Sections 2.10 (subject to any applicable cure period), 5.9, 6.1, 6.3, 6.4, 6.6, 6.7(viii), 6.7(ix), 6.7(x), 6.7(xi), 6.7(xii), 6.7 (xiii), 6.8 or 6.9.

(h) Non-compliance With Other Provisions. Failure by the Borrower to comply with or to perform any provision of this Agreement or any other Credit Document (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days after notice thereof from the Lender to the Borrower.

(i) Warranties and Representations. Any warranty or representation made by or on behalf of the Borrower herein or in any Credit Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of Borrower to the Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(j) Employee Benefit Plans. The Borrower establishes any Plan other than a 401(k) plan.

(k) Credit Documents. The Security Agreement or any other Credit Document shall cease to be in full force and effect with respect to the Borrower, the Borrower shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Security Agreement, any action shall be taken by or on behalf of the Borrower or any Affiliate thereof to discontinue any of the Credit Documents or to contest the validity, binding nature or enforceability of any thereof or the Lender shall fail to have a first priority perfected Lien on any Collateral.

(l) Change in Control. A Change in Control occurs.

(m) Judgments. A final judgment or judgments which exceed an aggregate of $5,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Borrower and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur, all Obligations shall become immediately due and payable, and the Borrower shall become immediately obligated to deliver to the Lender cash collateral in accordance with Section 7.3 all without notice of any kind; and, in the case of any other Event of Default, the Lender may terminate the Commitment hereunder and declare all or any portion of the Obligations to be due and payable, and/or demand that the Borrower immediately deliver to the Lender Cash and Cash Equivalents in accordance with Section 7.3 whereupon the Commitment shall terminate and all or such portion of the Obligations shall become immediately due and payable, and/or demand that the Borrower immediately deliver to the Lender Cash and Cash Equivalents in an amount equal to the outstanding LC Obligations all without further notice of any kind. The Lender shall promptly advise the Borrower of any such declaration but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.1(a) may not be waived except by consent of the Lender in writing.

SECTION 7.3 LC Collateral Account.

(a) If the Obligations are accelerated pursuant to Section 7.2, then until the final expiration date of the Letter of Credit and thereafter so long as any Obligations are outstanding and payable hereunder, the Lender shall have the right to transfer the Collateral from the Custody Account to a special collateral account pursuant to arrangements satisfactory to the Lender (the “LC Collateral Account”) at the Lender’s office in the name of the Borrower but under the sole dominion and control of the Lender, and the Borrower shall have no interest therein except as set forth in this Section 7.3. The Borrower hereby pledges, assigns and grants to the Lender a security interest in all of the Borrower’s right, title and interest in and to the LC Collateral Account, all funds and Cash Equivalents which may from time to time be on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Lender may invest any funds on deposit from time to time in the LC Collateral Account in Cash Equivalents having a maturity not exceeding 30 days. Funds earned on such Cash Equivalents shall be deposited into the LC Collateral Account.

(b) If at any time after the Borrower has been required to deposit amounts in the LC Collateral Account pursuant to Section 2.10, the Lender determines that the amount on deposit in the LC Collateral Account is less than 102% of the amount of the outstanding LC Obligations at such time, the Lender may demand the Borrower to deposit, and the Borrower shall, upon such demand and without any further notice, pay to the Lender for deposit in the LC Collateral Account, funds necessary to cure any shortfall.

(c) The Lender may, at any time or from time to time, after funds are deposited in the LC Collateral Account apply such funds to the payment of the Obligations then due and payable by the Borrower to the Lender under the Credit Documents.

(d) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account until all of the Obligations have been indefeasibly paid in full and the Letter of Credit has been terminated or expired, at which time any funds remaining in the LC Collateral Account shall be returned by the Lender to the Borrower.

ARTICLE VIII.

CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to receipt by the Lender of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Lender), each in form and substance satisfactory to the Lender:

(a) Credit Documents. This Agreement and the Security Agreement executed by each party thereto.

(b) Organization Documents, Resolutions. Certified copies of the Organization Documents of the Borrower and resolutions of the Finance committee of the Board of Directors of the Borrower authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Credit Documents.

(c) Incumbency and Signatures. A certificate of an Authorized Officer certifying the names of the individual or individuals authorized to sign this Agreement and the other Credit Documents, together with a sample of the true signature of each such individual. (The Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(d) Opinion of Counsel. An opinion of counsel of the Borrower, addressed to the Lender from each of (i) Akin Gump Strauss Hauer & Feld LLP, New York counsel to the Borrower (ii) Sarene Loar, counsel to the Borrower and (iii) Conyers, Dill and Pearman, Bermuda counsel to the Borrower, each in form and substance satisfactory to the Lender.

(e) Certificate. Certificate of an Executive Officer dated as of the Effective Date stating that: (i) that there are no material insurance regulatory proceedings pending or threatened against the Borrower in any jurisdiction; (ii) no Default or Event of Default exists or will result from the initial Credit Extension; and (iii) there has occurred since December 31, 2003, no event or circumstance that has resulted or in the judgment of such Executive Officer could reasonably be expected to result in a Material Adverse Effect.

(f) Borrowing Base Certificate. The Borrower shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(g) Control Agreement. A Control Agreement substantially in the form of Schedule I to the Security Agreement executed by the Borrower, the Lender and the Custodian.

(h) Process Agent. Evidence that the Borrower has appointed CT Corporation as its agent for service of process pursuant to Section 9.16.

(i) Other. Such other documents as the Lender may reasonably request.

SECTION 8.2 Conditions to All Credit Extensions. The obligation of the Lender to make all Credit Extensions shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Lender) of each of the conditions precedent set forth below:

(a) LC Application/Borrowing Base Certificate. The Borrower shall have delivered a LC Application and a Borrowing Base Certificate calculated as of the most recent Business Day.

(b) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Credit Documents or will result from the making of the Credit Extensions.

(c) Warranties and Representations. (i) All warranties and representations contained in this Agreement (other than Section 4.2 except in the case of the initial Credit Extension) shall be true and correct in all material respects as of the date of any Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Lender) prior to the date of any Credit Extension shall have been performed.

(d) Litigation. (i) No litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of any Credit Extension, pending, or to the knowledge of the Borrower, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Lender, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Lender, no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigation or proceeding or inquiry with respect to any Reinsurance Agreement or Primary Policy issued by the Borrower or its Subsidiaries in which the unreserved potential liability is in excess of 10% of the Borrower’s Net Worth or disclosed in Schedule 4.2 which is likely to have a Material Adverse Effect.

(e) Material Adverse Effect. There shall not have occurred any event which, in the reasonable judgment of the Lender, constitutes a Material Adverse Effect.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Lender and the Borrower are parties to that certain Fourth Amended and Restated Letter of Credit Reimbursement Agreement dated as of June 4, 2004 among the Borrower, various financial institutions (including the Lender) and Bank of America, National Association, as Administrative Agent (as in effect on the Effective Date, the “Bank of America Agreement”). The Borrower and the Lender agree that if any amendment is made to Article V, Article VI or Section 7.2 of the Bank of America Agreement or any definition used therein (a “BofA Amendment”) and the Lender has consented to such BofA Amendment, then, upon the effectiveness of such BofA Amendment, the comparable provisions of this Agreement shall automatically be deemed to be amended in accordance with such BofA Amendment without further action, provided that upon request of either party, the Borrower and the Lender shall execute a document evidencing such amendment.

SECTION 9.2 Notices. All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 9.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 9.2; or, to such other address as shall be designated by such party in a written notice to the other party.

(a) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or, if delivered, upon delivery, except that notices pursuant to Article II shall not be effective until actually received by the Lender.

(b) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in the telephonic or facsimile notice.

SECTION 9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 9.4 Costs and Expenses. The Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Lender within ten Business Days after demand for all costs and expenses incurred by the Lender, in connection with the negotiation, preparation, delivery, syndication, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Lender with respect thereto; and

(b) pay or reimburse the Lender within ten Business Days after demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Obligations (including in connection with any “workout” or restructuring regarding the Obligations, and including in any insolvency proceeding or appellate proceeding).

SECTION 9.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold the Lender-Related Persons and each of its respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

SECTION 9.6 Payments Set Aside.. To the extent that the Borrower makes a payment to the Lender or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

SECTION 9.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

SECTION 9.8 Confidentiality. The Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Borrower and provided to it by the Borrower under this Agreement or any other Credit Document (“Information”), and neither it nor any of its Affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower; except to the extent Information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Lender; provided, however, that the Lender may disclose Information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of the Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Lender or its Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (vi) to the Lender’s independent auditors and other professional advisors; (vii) as to the Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is party or is deemed party with the Lender or such Affiliate; and (viii) to its Affiliates which are either the Lender’s parent or it or its parent’s wholly owned Subsidiary or, with the prior written consent of the Borrower which shall not be unreasonably withheld, its other Affiliates.

SECTION 9.9 Set-off. In addition to any rights and remedies of the Lender provided by law, if an Event of Default exists or the Obligations have been accelerated, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.10 Counterparts; Facsimile. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to any Requirement of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

SECTION 9.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 9.12 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Lender, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

SECTION 9.13 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWER AND THE LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY NEW YORK OR FEDERAL LAW.

SECTION 9.14 Waiver of Jury Trial. THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY LENDER-RELATED PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

SECTION 9.15 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to any Credit Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under any Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its main branch in London, England. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the day of payment, pay such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under any Credit Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in any Credit Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under any Credit Document or under any judgment or order.

SECTION 9.16 Service of Process. On or prior to the Effective Date, the Borrower shall appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, United States, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 9.2. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower agrees to indemnify the Process Agent in connection with all matters relating to its appointment as agent of the Borrower for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent’s customary fees upon demand. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified pursuant to Section 9.2. Nothing in this Section 9.16 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower, or any of its properties in the courts of any other jurisdiction.

SECTION 9.17 Entire Agreement. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding among the Borrower and the Lender, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

MAX RE LTD.

By:

Title:

ING BANK N.V., LONDON BRANCH

By:

Title:

By:

Title:

SCHEDULE 1.1

CONCENTRATION LIMITS

	Limitation per	Limitation per
	Issuer (as Percentage	Issue (as Percentage
	of all such	of all such
Eligible Investments)	Eligible Investments	Eligible Investments)

ABS	7.5%	N/A
Corporate/Municipal Securities	N/A	7.5%
MBS (Non Agency CMOs)	5%	7.5%
G7 Securities	N/A	7.5%

SCHEDULE 1.2

BORROWING BASE CALCULATION

Eligible Investments	Applicable Percentage of Fair Market Value
Cash and Cash Equivalents	98%
A1/P1 Commercial Paper	98%
Government Debt with maturities	98%
of more than one year but less
than five year
Government Debt with maturities	95%
of five years or more
MBS (Agency Pass-Throughs) rated	90%
AA- by S&P or Aa3 by Moody’s or
better
MBS (Agency CMOs) rated AA- by	90%
S&P or Aa3 by Moody’s or better
MBS (Non-Agency CMOs) rated AAA	90%
by S&P or Aaa by Moody’s
MBS (Non-Agency CMOs) rated AA-	87.5%
by S&P or Aa3 by Moody’s or better
ABS	95%
G7 Securities issued by the Governments	95%
of Germany or the United Kingdom
G7 Securities issued by the Governments	93%
of France, Japan or Canada
G7 Securities issued by the Government	92%
of Italy
Corporate/Municipal Securities rated	94%
AAA by S&P or Aaa by Moody’s
Corporate/Municipal Securities rated at	93%
least AA- by S&P or Aa3 by Moody’s
Corporate/Municipal Securities rated at	92%
A- by S&P or A3 by Moody’s

SCHEDULE 4.1

JURISDICTIONS

Bermuda

Max Re Ltd.

Max Re Diversified Strategies Ltd.

Ireland

Max Europe Holdings Limited

Max Re Europe Limited

Max Insurance Europe Limited

SCHEDULE 4.2

LITIGATION AND CONTINGENT LIABILITIES

Litigation

None

Contingent Liabilities

Guaranty by Max Re Ltd. of a lease of an office building in Dublin, Ireland used by European Subsidiaries.

SCHEDULE 4.7

LOCATIONS

Max Re Ltd.

Max Re Diversified Strategies Ltd.

Max Re House

2 Front Street

P.O. Box HM 2565

Hamilton HM KX, Bermuda

Max Europe Holdings Limited

Max Insurance Europe Limited

Max Re Europe Limited

The Harcourt Building

Harcourt Street

Dublin, 2

Ireland

SCHEDULE 4.9

SUBSIDIARIES

Max Europe Holdings Limited

Max Re Europe Limited

Max Insurance Europe Limited

Max Re Diversified Strategies Ltd.

SCHEDULE 4.10

INSURANCE LICENSES

Bermuda licence for General Business Insurance

Borrower is licensed as a Class IV, General and long-term Insurer in Bermuda, which allows writing of all property, casualty, life, and health lines.

Max Re Europe Limited is authorized to write reinsurance in Ireland.

Max Insurance Europe Limited is authorized to conduct non-life insurance business in Ireland in the following classes: 1, 4, 6, 7, 8, 9, 11, 12, 13 and 16.

SCHEDULE 6.7

LIENS

None

SCHEDULE 9.2

ADDRESSES

ING BANK N.V.

Notices:

ING Bank N.V., London Branch

60 London Wall

London EC2M 5TQ

United Kingdom

Attention: Robert Miners

Telephone: 011 44 207 767 5908

Facsimile: 011 44 207 767 7507

Payment Office:

Chase Manhattan Bank NY

Swift Code CHASUS33

ABA No. 021 000 021

For Account Name: ING London

Account Number: 0011938123

MAX RE LTD.

Notices:

Max Re Ltd.

P.O. Box HM 2565

Max Re House

2 Front Street

Hamilton HM KX, Bermuda

Attention: Keith Hynes, Chief Financial Officer

Telephone: (441) 296-8800

Facsimile: (441) 296-8811